Exhibit 10.21

Silicon Valley Bank

Amended and Restated

Loan and Security Agreement

Borrower:	Applied Precision Holdings, LLC
Applied Precision, LLC

Address:	1040 12th Avenue N.W.
Issaquah, WA 98027

Date:	August 17th, 2005

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Amended and Restated Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)*

*	This Amended and Restated Loan and Security Agreement amends and restates in its entirety the Loan and Security Agreement dated September 30, 2002 between Silicon and Borrower (as amended from time to time).

1. LOANS.

1.1 Loans. Silicon will make loans to Borrower (the “Loans”), in amounts determined by Silicon in its good faith business judgment, up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon. Regardless of the amount of Obligations that may be outstanding from time to time, Borrower shall pay Silicon minimum monthly interest during the term of this Agreement in the amount set forth on the Schedule (the “Minimum Monthly Interest”).

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone

Silicon Valley Bank	Loan and Security Agreement

request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

1.6 Letters of Credit. [Not Applicable]

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws,* or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

*or its equivalent organizational document(s)

3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may*.

*(i) maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located, and (ii) move demonstration equipment (“Demo Equipment”) to customer sites from time to time provided that the value of such Demo Equipment does not exceed $750,000 in the aggregate for all such customer sites combined.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where

Silicon Valley Bank	Loan and Security Agreement

any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated*. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

*, except that unaudited financial statements may not contain footnotes required by GAAP

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve

Silicon Valley Bank	Loan and Security Agreement

System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

4. ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year)*. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

*or in connection with any trade-in of Equipment for similar type Equipment provided that any cash proceeds received in connection with such trade-in shall be remitted to Silicon as provided for above

4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims relating to Accounts*. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

*in excess of $10,000

Silicon Valley Bank	Loan and Security Agreement

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records*. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $700 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedules the audit with less than 10 days written notice to Silicon, then (without limiting any of Silicon’s rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.

*; however, provided no Default or Event of Default has occurred and is continuing, such audits will occur no more often than quarterly, or as conditions may warrant.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity;+ (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business*; (v) store any Inventory or other Collateral with any warehouseman or other third party**; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, outside the ordinary course of business, which would result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower’s stock (except for***); (xi) redeem, retire, purchase or

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otherwise acquire, directly or indirectly, any of Borrower’s stock; (xii) make any change in Borrower’s capital structure which would result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction****.

+except that Borrower may merge with another entity or acquire the assets of another entity without Silicon’s prior written consent provided that (A) Borrower is the survivor of any such transaction, (B) the consideration paid by Borrower in such transaction does not exceed $1,500,000, (C) Silicon reserves the right to require that the acquired entity be made a co-Borrower under this Agreement or a Guarantor of the Obligations, as applicable and as determined in Silicon’s good faith business judgment and if so required, such entity shall execute all documents deemed necessary by Silicon to effectuate the same and (D) no Default or Event of Default exists both before and after giving effect to such transaction

*or in connection with a trade-in of Equipment for Equipment of a similar type

**except for Demo Equipment as provided for in Section 3.3 hereof

***(a) dividends payable solely in stock of Borrower and (b) distributions to its members to enable its members to make timely quarterly payments of estimated taxes and payments of the balance of federal, state and local income taxes, as the case may be, incurred with respect to such member’s interest in the Borrower (the distributions made under this subclause (b) are hereinafter referred to as the “Tax Distributions”) and (c) distributions as permitted under that certain Subordination Agreement dated as September 30, 2002, as amended, between AP Stock Co., Ronald C. Seubert, Donald B. Snow and John P. Stewart in favor of Silicon

****; provided, however, the foregoing clause will not apply to the Tax Distributions provided that the Borrower has sufficient “Excess Availability” to pay such Tax Distributions. As used herein, the term “Excess Availability” means the amount equal to the Credit Limit less the principal amount of outstanding Loans (including any amounts reserved against Loans that would otherwise be available to Borrower pursuant to the terms hereof).

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to* provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank**. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.***

*one percent (1.0%) of the Overall Credit Limit (as defined in the Schedule),

** or if at the time of termination, the Obligations are paid from the proceeds of Borrower’s initial public offering of its equity securities and Borrower continues to maintain its primary banking relationship with Silicon

***Each of the Term Loan and the Growth Capital Loan may be pre-paid at any time without incurring a prepayment fee.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or

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on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same*; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within** days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) there shall be a change in the record or beneficial ownership of an aggregate of more than*** of the outstanding shares of stock of Borrower, in one or more transactions,****, without the prior written consent of Silicon; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

*unless all of the following are complied with: (i) Borrower in good faith contests such levy, attachment, seizure, lien or encumbrance by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings and (iii) Borrower posts a bond within 10 days after the occurrence of such levy, attachment, seizure, lien or encumbrance in an amount sufficient to pay the same and to cause the same to be removed from the Collateral

Silicon Valley Bank	Loan and Security Agreement

**60

**25%

**** compared to the ownership of outstanding shares of stock or voting equity interests of Borrower in effect on the date hereof (other than changes resulting from Borrower’s initial public offering of its equity securities),

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest,

Silicon Valley Bank	Loan and Security Agreement

authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which Silicon is open for business.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

Silicon Valley Bank	Loan and Security Agreement

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Inventory” means Inventory which Silicon, in its good faith business judgment, deems eligible for borrowing. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Silicon’s good faith business judgment, the following are the minimum requirements for Inventory to be Eligible Inventory: the Inventory must (i) consist of *finished goods, in good, new and salable condition, not be perishable, not be obsolete or unmerchantable, and not be comprised of work in process**, packaging materials or supplies; (ii) meet all applicable governmental standards; (iii) have been manufactured in compliance with the Fair Labor Standards Act; (iv) conform in all respects to the warranties and representations set forth in this Agreement; (v) be at all times subject to Silicon’s duly perfected, first priority security interest; and (vi) be situated at Borrower’s Address or at one of the locations set forth in the Representations***.

*raw materials, work in process (at direct material cost) or

**not included above

***and (vii) not consist of any demonstration equipment

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for a Account to be an Eligible Account: (i) the Account must not be outstanding for more than 90 days from its invoice date (the “Eligibility Period”), (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), (v) the Account must not be owing from an Affiliate of Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor)*. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

*	and (x) Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding; provided, however, with respect to Accounts for which Intel is the Account Debtor, such percentage shall be 50%.

“Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

Silicon Valley Bank	Loan and Security Agreement

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

“including” means including (but not limited to).

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

“Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

Silicon Valley Bank	Loan and Security Agreement

“Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Representations” means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

“Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Interest Computation; Float Charge. In computing interest on the Obligations, all Payments received after 12:00 Noon on any day shall be deemed received on the next Business Day. In addition, Silicon shall be entitled to charge Borrower a “float” charge in an amount equal to two Business Days interest, at the interest rate applicable to the Loans, on all Payments received by Silicon*. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s loan account for the amount of any item of payment which is returned to Bank unpaid.

* (excluding wire transfers (including Automated Clearing House (ACH) and Electronic Funds Transfers (EFT) payments))

9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.

9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon),

Silicon Valley Bank	Loan and Security Agreement

unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to

Silicon Valley Bank	Loan and Security Agreement

Silicon’s attorneys, Levy, Small & Lallas, but Borrower acknowledges and agrees that Levy, Small & Lallas is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Silicon Valley Bank	Loan and Security Agreement

Borrower:		Silicon:

APPLIED PRECISION HOLDINGS, LLC		SILICON VALLEY BANK

By	/s/ Ronald C. Seubert	By	/s/ Illegible Signature
Title	C.E.O.	Title	Sr. Vice President

By
Title

Borrower:

APPLIED PRECISION, LLC

By:	Applied Precision Holdings, LLC
Title:	Its Sole Member

	By	/s/ Ronald C. Seubert
	Title	C.E.O.

Silicon Valley Bank

Amended and Restated

Schedule to

Loan and Security Agreement

Borrower:	Applied Precision Holdings, LLC
Applied Precision, LLC

Address:	1040 12th Avenue N.W.
Issaquah, WA 98027

Date:	August 17th, 2005

This Amended and Restated Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

This Amended and Restated Schedule amends and restates the Schedule to the Loan Agreement (as amended, the “Original Schedule”). All references to the “Loan Agreement” and to “this Agreement” shall be deemed to refer to the Loan Agreement (including the Amended and Restated Loan and Security Agreement) and the Schedule to the Loan Agreement (including this Amended and Restated Schedule).

1. CREDIT LIMIT
(Section 1.1):	An amount not to exceed the sum of 1 and 2 and 3 below:

1. Revolving Loans. An amount not to exceed the lesser of a total of $5,000,000 at any one time outstanding (the “Maximum Revolving Credit Limit”), or the sum of (a) and (b) below (provided that the total outstanding Obligations with respect to the Revolving Loans under this Loan Agreement and the Obligations under the Exim Agreement (as defined below) shall not at any time exceed $12,500,000 (the “Overall Credit Limit”)):

(a) 80% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above), plus

(b) an amount not to exceed the lesser of:

(1) 50% (an “Advance Rate”) of the value of Borrower’s Eligible Inventory (as defined in Section 8 above), calculated at the lower of

Silicon Valley Bank	Schedule to Loan and Security Agreement

cost or market value and determined on a first-in, first-out basis, or

(2) an amount equal to 40% (an “Advance Rate”) of the Borrower’s Eligible Accounts (as defined in Section 8 above); or

(3) $1,000,000.

Notwithstanding the foregoing, the total Obligations with respect to each of the Inventory Sublimit under this Loan Agreement and the Inventory Sublimit under the Exim Agreement shall not, in the aggregate, exceed 40% of the Borrower’s total Accounts outstanding.

Silicon may, from time to time, modify the Advance Rates, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory or other issues or factors relating to the Accounts, Inventory or other Collateral. Silicon shall have the right, in its good faith business judgment to have appraisals of the orderly liquidation value of the Eligible Inventory done, periodically (not more than once per calendar year, but such limitation shall not apply if a Default or Event of Default has occurred and is continuing), by Asset Reliance or other appraiser acceptable to Silicon, in order to assist it in determining Advance Rates.

plus

2. Term Loan. An amount equal to the unpaid principal balance from time to time outstanding of the Loan (“Term Loan”) previously made by Silicon to Borrower in the original principal amount of $250,000, and Borrower acknowledges that the current outstanding principal balance of which is $166,666.64. Once any portion of the Term Loan is repaid, it cannot be reborrowed.

plus

3. Growth Capital Loan. An amount equal to the unpaid principal balance from time to time outstanding of the Loan (the “Growth Capital Loan”) being made concurrently herewith in the original principal amount of up to $3,000,000. The Growth Capital Loan may be used for working capital purposes of Borrower. Once any portion of the Growth Capital Loan is repaid, it cannot be reborrowed.

As used in this Agreement, “Loans” includes the Revolving Loans and the Term Loan and the Growth Capital Loan. Loans will be made to each Borrower based on the Eligible Accounts and Eligible Inventory of each Borrower, subject to the Overall Credit Limit set forth above for all Loans other than the Growth Capital Loan and the Term Loan to all Borrowers combined and the

Silicon Valley Bank	Schedule to Loan and Security Agreement

original principal amounts of the Term Loan and Growth Capital Loan as set forth in paragraphs 2 and 3 above.

Cash Management Services and Reserves:	Borrower may use up to $150,000 of Revolving Loans available hereunder for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Exim Agreement; Cross-Collateralization; Cross-Default:	Silicon and the Borrower are parties to that certain Loan and Security Agreement (Exim Program) dated September 30, 2002 (as amended and restated by that certain Amended and Restated Loan and Security Agreement (Exim Program) of even date) (the “Exim Agreement”). Both this Agreement and the Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Exim Agreement shall include without limitation the obligation to pay when due all Loans made pursuant to this Agreement (the “Non-Exim Loans”) and all interest thereon and the obligation to pay when due all Loans made pursuant to the Exim Agreement (the “Exim Loans”) and all interest thereon. Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the Exim Agreement shall secure all Exim Loans and all Non-Exim Loans and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement, and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement. In the event Silicon assigns its rights under the Exim Agreement and/or under any Note evidencing Exim Loans and/or its rights under this Agreement and/or under any Note evidencing Non-Exim Loans, to any third party, including without limitation the Export-Import Bank of the United States (“Exim

Silicon Valley Bank	Schedule to Loan and Security Agreement

Bank”), whether before or after the occurrence of any Event of Default, Silicon shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Agreement and/or Note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.

2. INTEREST.

Interest Rate (Section 1.2):

With respect to the Revolving Loans:

A rate equal to the “Prime Rate” in effect from time to time, plus 1.25% per annum; provided, however, the foregoing interest rate shall be reduced by 0.50% per annum at such time as, and for so long as, Borrower has achieved cumulative year to date gross profits equal to or greater than 90% of its cumulative year to date gross profits projections set forth in Borrower’s board approved financial projections dated February 8, 2005 (the “Projections”) for the fiscal year ending December 31, 2005 and previously submitted to Silicon. For fiscal years beginning on or after January 1, 2006, “Projections” shall refer to Borrower’s board approved financial projections to be submitted to Silicon as provided for herein. Silicon acknowledges and agrees that such rate reduction will be in effect on the date of this Agreement in each instance where a rate reduction is applicable herein. The foregoing rate reduction shall be effective on the first day of the month immediately following Silicon’s receipt of the financial statements showing, to Silicon’s satisfaction in its good faith business judgment, that Borrower is entitled to such rate reduction. If the interest rate is so reduced, based on financial statements as of a certain date and thereafter Borrower’s cumulative year to date gross profits are no longer at least 90% of its cumulative year to date gross profits set forth in the Projections, then the interest rate shall be increased by 0.50% per annum, which rate increase shall go into effect on the first day of the month immediately following Silicon’s receipt of the financial statements showing that Borrower is no longer entitled to the rate reduction. Such reduction(s) and increase(s) may be made throughout the term of this Agreement.

Notwithstanding the foregoing, in no event shall an interest rate reduction go into effect if, at the date it is to go into effect, a Default or Event of Default has occurred and is continuing.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the

Silicon Valley Bank	Schedule to Loan and Security Agreement

best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

With respect to the Term Loan:

A rate equal to the Prime Rate (as defined above) in effect from time to time, plus 1.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to the Term Loan shall change on each date there is a change in the Prime Rate.

With respect to the Growth Capital Loan:

A rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum; provided, however, the foregoing interest rate shall be reduced by 1.0% per annum at such time as, and for so long as, Borrower has achieved cumulative year to date gross profits equal to or greater than 90% of its cumulative year to date gross profits projections set forth in the Projections. The foregoing rate reduction shall be effective on the first day of the month immediately following Silicon’s receipt of the financial statements showing, to Silicon’s satisfaction in its good faith business judgment, that Borrower is entitled to such rate reduction. If the interest rate is so reduced, based on financial statements as of a certain date and thereafter Borrower’s cumulative year to date gross profits are no longer at least 90% of its cumulative year to date gross profits set forth in the Projections, then the interest rate shall be increased by 1.0% per annum, which rate increase shall go into effect on the first day of the month immediately following Silicon’s receipt of the financial statements showing that Borrower is no longer entitled to the rate reduction. Such reduction(s) and increase(s) may be made throughout the term of this Agreement.

Notwithstanding the foregoing, in no event shall an interest rate reduction go into effect if, at the date it is to go into effect, a Default or Event of Default has occurred and is continuing.
Minimum Monthly Interest (Section 1.2):	Not Applicable

3. FEES (Section 1.4):

Loan Fee:	With respect to the Revolving Loans:

(i) $1,006.84, payable concurrently herewith;

(ii) $37,500, payable on September 30, 2005; and

Silicon Valley Bank	Schedule to Loan and Security Agreement

(iii) $37,500, payable on September 30, 2006.

With respect to the Term Loan:

Not Applicable.

With respect to the Growth Capital Loan:

$30,000, payable concurrently herewith. Silicon hereby acknowledges that Borrower has previously paid $15,000 of such fee.

Collateral Monitoring Fee:	$1,200, per month in the aggregate as between this Agreement and the Exim Agreement, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement); provided, however, such Collateral Monitoring Fee will be $500.00 per month in the aggregate as between this Agreement and the Exim Agreement for any month in which the Streamline Facility Agreement of approximate even date herewith is in effect for the entirety of such month.

Unused Line Fee:	In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the following: (i) the Revolving Loans under this Agreement plus (ii) the Exim Loans under the Exim Agreement outstanding during the month is less than the amount of the Overall Credit Limit and any letters of credit under the Exim Agreement, Borrower shall pay Silicon an unused line fee in an amount equal to 0.375% per annum on the difference between the amount of the Overall Credit Limit and the average daily principal balance of the Revolving Loans plus the Exim Loans outstanding during the month any letters of credit under the Exim Agreement, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

4. MATURITY DATE (Section 6.1):	September 30, 2007.

Notwithstanding the foregoing, with respect to the Term Loan: The outstanding principal balance of the Term Loan shall continue to be repaid by Borrower to Silicon in twenty-four (24) equal monthly payments of principal, having commenced on December 1, 2004 and continuing on the first day of each subsequent month until the earlier of the following dates: (i) November 1, 2006, or (ii) the date the Term Loan has been indefeasibly paid in full, or (iii) the date the Revolving Loans are terminated (except a termination resulting from the occurrence of the September 30, 2007 maturity date, as may be extended from time to time), or (iv) the date this Agreement terminates by its terms or is terminated by either party in accordance with its

Silicon Valley Bank	Schedule to Loan and Security Agreement

terms (except a termination resulting from the occurrence of the September 30, 2007 maturity date, as may be extended from time to time). On the earlier to occur of the foregoing dates, the entire unpaid principal balance of the Term Loan, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on the Term Loan shall be payable monthly (regardless of whether any principal payment is to be made in such month) as provided in Section 1.2 of this Agreement.

Notwithstanding the foregoing, with respect to the Growth Capital Loan: The outstanding principal balance of the Growth Capital Loan shall be repaid by Borrower to Silicon in thirty (30) equal monthly payments of principal, commencing on March 1, 2006 and continuing on the first day of each subsequent month until the earlier of the following dates: (i) August 1, 2008, or (ii) the date the Growth Capital Loan has been indefeasibly paid in full, or (iii) the date the Revolving Loans are terminated (except a termination resulting from the occurrence of the September 30, 2007 maturity date, as may be extended from time to time), or (iv) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms (except a termination resulting from the occurrence of the September 30, 2007 maturity date, as may be extended from time to time). On the earlier to occur of the foregoing dates, the entire unpaid principal balance of the Growth Capital Loan, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on the Growth Capital Loan shall be payable monthly (regardless of whether any principal payment is to be made in such month) as provided in Section 1.2 of this Agreement.

5. FINANCIAL COVENANTS
(Section 5.1):	Applied Precision Holdings, LLC shall comply with each of the following covenants on a consolidated basis. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:
Minimum Working Capital:	Borrower shall maintain Working Capital of not less than the following:

For each of the months ending July 31, 2005, August 31, 2005, and September 30, 2005: $2,200,000;

For each of the months ending October 31, 2005, November 30, 2005, and December 31, 2005: $4,000,000;

For each of the months ending January 31, 2006, February 28, 2006, and March 31, 2006: $4,500,000;

Silicon Valley Bank	Schedule to Loan and Security Agreement

For each of the months ending April 30, 2006, May 31, 2006 and June 30, 2006: $5,000,000; and

For the month ending July 31, 2006 and each month ending thereafter: $6,000,000.

Fixed Charged Coverage Ratio:

Borrower shall maintain a Fixed Charge Coverage Ratio (as defined below) of not less than 1.3 to 1.0, on a rolling 3 month basis ending as of August 31, 2005 and as of each month ending thereafter (each on a rolling 3 month basis).

Minimum Tangible Net Worth:

Borrower shall maintain a Tangible Net Worth of not less than $4,808,117 plus (i) 75% of the Borrower’s net income in each fiscal quarter ending after the date hereof plus (ii) 33% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“EBITDA” means, on a consolidated basis, Borrower’s earnings before interest, taxes, depreciation and other non-cash amortization expenses and other non-cash expenses of Borrower, determined in accordance with generally accepted accounting principles, consistently applied.

“Fixed Charge Coverage Ratio” means the ratio of (a) Borrower’s EBITDA plus cash interest less unfunded capital expenditures (net of demonstration equipment) less cash dividends to (b) one fourth of Borrower’s current maturities of long term debt plus cash interest.

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its

Silicon Valley Bank	Schedule to Loan and Security Agreement

officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software (provided, however, up to $300,000 (the “Cap”) of Borrower’s MRP System and currently capitalized software will be included as assets for purposes of calculating the Tangible Net Worth; provided, further, that as the value of such currently capitalized software decreases, the Cap will also decrease on a dollar for dollar basis) and organizational costs, licenses and franchises; and

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment and 75% of Borrower’s Deferred Revenue (defined as all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue) that is not attributable to Borrower’s support services and charges.

“Working Capital” shall mean the amount equal to the Borrower’s current assets minus Borrower’s current liabilities.

6. REPORTING.
(Section 5.3):
Borrower shall provide Silicon with the following:

1. Transaction reports and schedules of collections, each week and at the time of each Loan request, on Silicon’s standard form.

2. Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

4. Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

5.      Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen days after the end of each month.

Silicon Valley Bank	Schedule to Loan and Security Agreement

6. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

7.      Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

9.      Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

10.    Annual audited financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon; provided, however, Borrower’s annual audited financial statements for the fiscal year ending December 31, 2004 shall be delivered to Silicon by August 31, 2005.

11.    A monthly report, within fifteen days after the end of each month detailing Borrower’s export and non-export sales as percentages of Borrower’s total sales for the preceding month and the preceding six months and any other time period that Silicon may request.

12. Monthly schedule listing, by Account Debtor, Borrower’s deferred revenue accounts, within fifteen days after the end of each month.

Silicon Valley Bank	Schedule to Loan and Security Agreement

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated August 26, 2002, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof. Borrower will provide updated Representations and Warranties within 30 days of the date of this Agreement.

8. ADDITIONAL PROVISIONS:

(1)    Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon, including, without limitation, its primary operating and investment accounts. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(2)    Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: (i) $527,840.91 principal plus interest owed to Lakeside Management L.L.C. as of July 31, 2005, (ii) $300,000 principal plus interest owed to Mr. Ron Seubert as of July 31, 2005 and (iii) $225,000 principal plus interest owed to AP Stock Co. as of July 31, 2005. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3)    Guaranty. Borrower shall cause that certain Continuing Guaranty previously executed by each of Riverside Fund II, L.P., Ronald C. Seubert, Donald B. Snow, and John P. Stewart (collectively, the “Guarantors”) in favor of Silicon (as the same may be amended from to time, including without limitation that certain Consent and Amendment to Continuing Guaranty of approximate even date herewith, the “Guaranty”), pursuant to which the Guarantors have guaranteed the Borrower’s Indebtedness (as defined in the Guaranty), to remain in full force

Silicon Valley Bank	Schedule to Loan and Security Agreement

and effect while any Obligations that constitute Indebtedness remain outstanding and while this Agreement is in effect.

(4)    Subordination. Borrower shall cause that certain Subordination Agreement previously executed by each of AP Stock Co., Ron Seubert, Don Snow and John Stewart (collectively, the “Creditors”) in favor of Silicon, pursuant to which the Creditors have subordinated any indebtedness owed to them by the Borrower and any lien which such Creditors may have, now or in the future, against the assets of the Borrower to the Obligations and to any security interest and/or lien in favor of Silicon, to remain in full force and effect while any Obligations remain outstanding and while this Agreement is in effect.

(5)    Certain Loans Deemed Made Under This Agreement. Borrower and Silicon agree that any Credit Accommodations (as defined in the Exim Borrower Agreement (as defined in the Exim Agreement)) made for any of the purposes set forth in Section 2.01(a)(i)-(iv) of the Exim Borrower Agreement will be deemed made under the this Agreement provided sufficient Excess Availability exists hereunder.

(6)    Warrant. Borrower previously issued to Silicon a ten year warrant to purchase 40,000 shares of Preferred Units of Borrower at $1.00 per share on the terms and provisions of Silicon’s standard form of Warrant to Purchase Securities with such changes thereto as Silicon and Borrower previously agreed. Said warrant, and all documents and agreements relating thereto, shall continue in full force and effect.

(7)    Appraisal. An appraisal of the orderly liquidation value of Borrower’s Inventory and of Borrower’s fixed assets shall be completed by Asset Reliance or other appraiser acceptable to Silicon in its good faith business judgment and submitted to Silicon by October 1, 2005.

(8)    Lakeside Management Subordination. Borrower shall cause that certain Amended and Restated Mutual Subordination Agreement previously executed by Lakeside Management L.L.C. (the “Creditor”) in favor of Silicon, pursuant to which the Creditor has subordinated any indebtedness owed to it by the Borrower and any lien which such Creditor may have, now or in the future, against the assets of the Borrower to the Obligations and to any security interest and/or lien in favor of Silicon, to remain in full force and effect while any Obligations remain outstanding and while this Agreement is in effect.

(9) Consent to Additional Subordinated Debt. Silicon hereby consents to Borrower incurring additional subordinated

Silicon Valley Bank	Schedule to Loan and Security Agreement

indebtedness up to an aggregate maximum of $5,000,000 (the “New Subordinated Debt”), which New Subordinated Debt may be secured by the assets of Borrower, provided the holders of such New Subordinated Debt execute and deliver to Silicon a Subordination Agreement (Debt and Security Interest) on Silicon’s standard form with such changes as are acceptable to Silicon in its discretion, pursuant to which the holders of such New Subordinated Debt shall subordinate any indebtedness owed to them by the Borrower and any lien which such holders may have, now or in the future, against the assets of the Borrower to the Obligations and to any security interest and/or lien in favor of Silicon. Borrower shall cause such Subordination Agreement to remain in full force and effect while any Obligations remain outstanding and while this Agreement is in effect.

Borrower:		Silicon:

APPLIED PRECISION HOLDINGS, LLC		SILICON VALLEY BANK

By	/s/ Ronald C. Seubert	By	/s/ Illegible Signature
Title	C.E.O.	Title	Sr. Vice President

By
Title

Borrower:

APPLIED PRECISION, LLC

By:	Applied Precision Holdings, LLC
Title:	Its Sole Member

	By	/s/ Ronald C. Seubert
	Title	C.E.O.